December 23rd, 1996



J.J. Allaire
Allaire Corp.
One Alewife Center
Cambridge, MA 02140


David Orfao
17 Bartkus Farm Road
Concord, MA 01742


Dear David:

I am very pleased to extend an offer to you to join the Allaire team as Chief Executive Officer and a member of the Board of Directors. I strongly believe that we will make a great team and that you will provide Allaire with exactly the kind of leadership and direction it needs to become fantastically successful.

As CEO you will be responsible for Allaire's overall operation. This will include but is not limited to sales, marketing, service, finance, and product development. I expect that you would join Allaire full time no later than February 15th, 1997.

We have structured a compensation package that consists of five components: salary, incentive plan, stock options, benefits, and severance.

1.       Salary

         Base salary of $160,000, paid bi-weekly.

2.       Incentive Plan

         The incentive compensation for achieving 100% of your targeted objectives will be $60,000 per annum. Incentive payments may be made either in cash or stock at your discretion (the price of the stock will be determined by the most recently completed round of investment). The Board of Directors will map out the objectives upon which this bonus will be based once you start your employment.

3.       Stock Options

         The company will grant you participation in the 1996 stock option plan. You will receive options which will vest over time on shares equal to 7% of the company's fully diluted capitalization. Allaire expects to sell and issue additional shares of capital stock to Polaris Ventures on or about December 31st, 1996 and to increase its pool of stock available for the grant of options or sale of restricted stock to key employees, at about the same time. In either event we will revise your option or grant additional options to you to assure that your option(s) represent 7% of Allaire's fully-diluted capitalization as it may be increased by either or both actions.

         The option price is currently $1 and signing this agreement will lock you into this price. Vesting will occur over a 4 year period, with the first 25% to vest 1 year after the first day of employment and an additional 1/36th of the balance to vest at the end of each month during which you are employed by Allaire after the first year.

         In the event of a change of control (a single transaction or series of related transactions in which another party becomes the majority stockholder of Allaire or acquires substantially all of its assets) in which you are not offered a comparable position and title, the remaining balance of your shares will immediately vest.

4.       Benefits

         You will be eligible to participate in the standard company benefits plans. Our medical plan is with Massachusetts Blue Cross Blue Shield and our dental plan is with Delta Dental. The company currently pays 100% of the premium for these plans. The company plans to implement life insurance, long-term disability, and 401K plans during the first quarter of 1997. You will be eligible to participate in these plans when they are available.

5.       Severance

         Although we hope that the employment relationship will be mutually satisfactory, your employment with Allaire is 'at will'. This means that your employment is for no specific period of time, however in the event you are involuntarily terminated for reasons other than cause, you will receive continuing base salary and benefits (or cash payments equivalent to applicable premiums) for 12 months.

You understand and agree that no facts or circumstances arising out of employment, including length of employment or any conduct by the company, including any express or implied agreements, can alter the at will employment relationship unless specifically set forth in writing and signed by you and approved by the Board of Directors.

This letter sets forth, fully, all understandings and agreements between you and Allaire regarding your employment. Please acknowledge your acceptance of our offer by signing and dating this letter and returning it to me no later than Friday, December 27th, 1997.

This letter agreement and your employment will take effect upon the occurrence of a change of control of SQA, Inc. that causes vesting of your SQA stock options to accelerate with respect to

50% of the unvested portions thereof, as provided in your letter agreement with SQA dated November 8, 1995. If such event has not occurred by March 15, 1997 Allaire may terminate this letter agreement by written notice to you and thereupon both parties shall cease to have any obligations to the other under this letter agreement or otherwise.

Once again, I want to welcome you aboard with Allaire Corp. The board, the team, and I are very excited about working with you and are confident that you will bring us all to a new level of success.

Sincerely,


                                                /s/ David Orfao
J.J. Allaire                                    -------------------------------
Chairman                                        David Orfao


                                                -------------------------------
                                                Date